Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
Berry Global Group, Inc. Reports First Fiscal Quarter 2022 Results

First Fiscal Quarter Highlights (all comparisons made to the December 2020 quarter)
●	Net sales of $3.6 billion, a 14% increase
●	Operating income of $229 million; Operating EBITDA of $457 million
●	Diluted net income per share of $0.87; Adjusted diluted net income per share of $1.25
●	Authorized new share repurchase plan of $1 billion; expect to repurchase at least $350 million of shares outstanding in fiscal 2022
●	Reaffirmed fiscal 2022 adjusted EPS guidance of $7.20 to $7.70
●	Expect +2% organic volume growth in fiscal 2022
●	Reaffirmed cash flow from operations and free cash flow guidance

EVANSVILLE, Ind. – February 3, 2022 – Berry Global Group, Inc. (NYSE:BERY), a leading supplier of sustainable packaging solutions for consumer goods and industrial products, today reported its first fiscal quarter 2022 results, referred to in the following as the December 2021 quarter.
Berry’s Chairman and CEO Tom Salmon said, “For the first fiscal quarter, we reported revenue of $3.6 billion, an increase of 14% compared to the prior year, as underlying demand for our products remained resilient.  We delivered two-year organic volume growth of 4% compared to pre-pandemic levels of the 2020 first fiscal quarter led by our Health, Hygiene & Specialties and Consumer Packaging segments primarily driven by market growth supported by our organic investments.  Organic volume and cash flow both finished in line with our expectation, but could have been stronger had we seen improvements in supply chains.  On a two-year basis, adjusted earnings per share increased by 33%.  These strong results over the past two years are driven by our focused strategy to invest organically in each of our businesses despite significant cost increases in resin, our primary raw material, as well as inflation in other raw materials, freight, and labor, compounded by supply chain-related challenges.  This strategy has delivered 2% organic volume growth in fiscal 2020, 4% in fiscal 2021 and we expect another 2% in fiscal 2022.  My deepest thanks go to our 47,000 employees who delivered these results in what was a challenging and unpredictable last few years.
“We continue to prudently invest in each of our businesses to maintain and grow our world-class, low-cost, manufacturing base, with an emphasis on key growth markets and regions.  We also see incremental opportunity to invest organically in support of our unwavering commitment to global growth.  The continued positive momentum from our investments in areas such as health and wellness, e-commerce, and food safety, drive our business toward more sustainable packaging solutions, and provide us with a path to deliver long-term, consistent, volume and earnings growth, just as we have done over the last several years.”
December 2021 Quarter Results
Please note in the prior year, that the December 2020 quarter contained additional shipping days for the U.S.-based businesses compared to Berry’s current quarterly period. Discussion of organic volume growth below will exclude those additional prior year shipping days just as the Company did last year.  Additionally, the current period quarter will be compared to the pre-COVID-19 quarter two years ago, the December 2019 quarter, and will be referred to on a two-year basis.  The Company believes this comparison provides more meaningful information to investors about the longer-term trends in the businesses and mitigates the impacts of the COVID-19 pandemic that have both benefited and negatively impacted varying portions of our business.  The table below provides a summary of the comparable volumes for the December 2021 quarter versus the prior year quarter along with a two-year comparison:

	(Dec ’21 vs Dec’20)	(Dec ’21 vs Dec’19)
December Quarterly Volumes:	Comparable (organic volumes)	2-Year Basis (organic volumes)
Consumer Packaging – Int’l	-1%	+ 3%
Consumer Packaging – N.A.	-2%	+ 6%
Health, Hygiene & Specialties	-4%	+11%
Engineered Materials	-4%	- 2%
Consolidated Total	-3%	+ 4%

Consolidated Overview
The net sales growth is primarily attributed to increased selling prices of $706 million due to the pass through of inflation, partially offset by a $112 million decrease from extra shipping days in the prior year quarter, a 3% volume decline, prior year quarter divestiture sales of $48 million, and a $17 million unfavorable impact from foreign currency changes.  The volume decline is primarily attributed to supply chain disruptions and the moderation of advantaged products demand related to the moderation of COVID-19 pandemic response.
The operating income decrease is primarily attributed to a $41 million unfavorable impact from price cost spread and product mix, a $19 million unfavorable impact from extra shipping days in the prior year quarter, a $15 million decrease from the volume decline, and an unfavorable impact from prior quarter divestiture operating income.
Consumer Packaging - International
The net sales growth is primarily attributed to increased selling prices of $116 million due to the pass through of inflation, partially offset by a $16 million unfavorable impact from foreign currency changes, a 1% volume decline, and prior year quarter divestiture sales of $14 million.
The operating income decrease is primarily attributed to an unfavorable impact from price cost spread.
Consumer Packaging - North America
The net sales growth is primarily attributed to increased selling prices of $216 million due to the pass through of inflation, partially offset by a $34 million decrease from extra shipping days in the prior year quarter, and a 2% volume decline.  The volume decline is primarily attributed to supply chain disruptions.
The operating income decrease is primarily attributed to a $7 million unfavorable impact from price cost spread, and a $6 million decrease from extra shipping days in the prior year quarter.
Health, Hygiene, & Specialties
The net sales growth is primarily attributed to increased selling prices of $143 million due to the pass through of inflation, partially offset by a $36 million decrease from extra shipping days in the prior year quarter, and a 4% volume decline.  The volume decline is primarily attributed to supply chain disruptions and the moderation of advantaged products demand related to the moderation of COVID-19 pandemic response.
The operating income decrease is primarily attributed to a $22 million unfavorable impact from price cost spread and product mix, a $7 million unfavorable impact from extra shipping days in the prior year quarter, and an $8 million decrease from the volume decline.
Engineered Materials
The net sales growth is primarily attributed to increased selling prices of $231 million due to the pass through of inflation, partially offset by a $37 million decrease from extra shipping days in the prior year quarter, a 4% volume decline, and prior year quarter divestiture sales of $34 million.  The volume decline is primarily attributed to supply chain disruptions.
The operating income decrease is primarily attributed to a $13 million unfavorable impact from prior year quarter divestiture operating income and a $5 million negative impact from extra shipping days in the prior year quarter.

Capital Allocation
During the quarter ended January 1, 2022, the Company completed its accelerated share repurchase transaction announced in November 2021.  The Company repurchased approximately 728,000 shares of common stock for $50 million.  The share repurchases reflect the continued execution of the Company’s flexible capital allocation strategy, which includes funding organic growth projects, opportunistic share repurchases, debt pay down, and strategic acquisitions or value-enhancing strategic investments.
$1 Billion Share Repurchase Program
As part of its ongoing commitment to providing near-term and long-term value for its shareholders, today the Company announced that its Board has unanimously approved a new $1 billion share repurchase program.  The new authorization allows for the repurchase of shares, from time to time, through open market purchases, privately negotiated transactions, and any other purchase techniques deemed appropriate in accordance with applicable securities laws.
The Company currently expects to repurchase at least $350 million shares of outstanding common stock in fiscal 2022, including the $50 million shares already repurchased in our first fiscal quarter, and intends to fully utilize the authorization over the next two to three fiscal years.  The new share repurchase program has no expiration date and will replace the Company’s existing 2018 share repurchase program.  The specific timing, price and size of purchases will depend on prevailing stock prices, general economic and market conditions, applicable legal requirements, and other considerations.
Outlook for Fiscal Year 2022
Today Berry is reaffirming its fiscal 2022 guidance of adjusted earnings per share of $7.20 to $7.70 and organic volume growth of 2% as provided on the November fiscal year-end earnings call.  The Company is also reaffirming the full-year free cash flow range of $900 million to $1 billion.
Salmon added, “We are pleased with the efforts of our teams and resilience of our business to reaffirm guidance given persistent inflation, supply chain disruptions, and labor constraints.  We expect supply chains to improve and inflation to moderate as the year progresses.  As referenced on our last call, we remain committed to recovering the significant cost inflation we witnessed in fiscal 2021, and in early fiscal 2022.  We anticipate, from both an earnings and volume perspective, a stronger second half of the fiscal year as we continue to recover inflation, experience supply chain improvements and see new business and capital investments ramp up.”
Investor Conference Call
The Company will host a conference call today, February 3, 2022, at 10 a.m. U.S. Eastern Time to discuss our first fiscal quarter 2022 results.  The telephone number to access the conference call is (866) 244-4530 (domestic), or (209) 313-0728 (international), conference ID 9899553.  We expect the call to last approximately one hour.  Interested parties are invited to listen to a live webcast and view the accompanying slides by visiting the Company’s Investor page at www.berryglobal.com.  A replay of the conference call can also be accessed on the Investor page of the website beginning February 3, 2022, at 1 p.m. U.S. Eastern Time, to February 17, 2022, by calling (855) 859-2056 (domestic), or (404) 537-3406 (international), access code 9899553.
About Berry
At Berry Global Group, Inc. (NYSE:BERY), we create innovative packaging and engineered products that we believe make life better for people and the planet.  We do this every day by leveraging our unmatched global capabilities, sustainability leadership, and deep innovation expertise to serve customers of all sizes around the world.  Harnessing the strength in our diversity and industry leading talent of 47,000 global employees across more than 300 locations, we partner with customers to develop, design, and manufacture innovative products with an eye toward the circular economy.  The challenges we solve and the innovations we pioneer benefit our customers at every stage of their journey.  For more information, visit our website, or connect with us on LinkedIn or Twitter.

Non-GAAP Financial Measures and Estimates
This press release includes non-GAAP financial measures such as operating EBITDA, Adjusted EBITDA, Adjusted net income, and free cash flow.  A reconciliation of these non-GAAP financial measures to comparable measures determined in accordance with accounting principles generally accepted in the United States of America (GAAP) is set forth at the end of this press release.  Information reconciling forward-looking operating EBITDA is not provided because such information is not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain items, including debt refinancing activity or other non-comparable items.  These items are uncertain, depend on various factors, and could be material to our results computed in accordance with U.S. GAAP.  Our estimates of the impact of COVID-19 are based on product mix and prior internal sales estimates compared to actual sales.
Forward Looking Statements
Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward looking” within the meaning of the federal securities laws and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “would,” “could,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” “outlook,” “anticipates” or “looking forward,” or similar expressions that relate to our strategy, plans, intentions, or expectations.  All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, and financial results or to our expectations regarding future industry trends are forward-looking statements.  In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments.
Our actual results may differ materially from those that we expected due to a variety of factors, including without limitation: (1) risks associated with our substantial indebtedness and debt service; (2) changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices to our customers on a timely basis; (3) risks related to acquisitions or divestitures and integration of acquired businesses and their operations, and realization of anticipated cost savings and synergies; (4) risks related to international business, including foreign currency exchange rate risk and the risks of compliance with applicable export controls, sanctions, anti-corruption laws and regulations; (5) increases in the cost of compliance with laws and regulations, including environmental, safety, and climate change laws and regulations; (6) labor issues, including the potential labor shortages, shutdowns or strikes or the failure to renew effective bargaining agreements; (7) risks related to disruptions in the overall economy ,persistent inflation, supply chain disruptions, and the financial markets that may adversely impact our business, including as a result of the COVID-19 pandemic; (8) risk of catastrophic loss of one of our key manufacturing facilities, natural disasters, and other unplanned business interruptions; (9) risks related to the failure of, inadequacy of, or attacks on our information technology systems and infrastructure; (10) risks that our restructuring programs may entail greater implementation costs or result in lower cost savings than anticipated; (11) risks related to future write-offs of substantial goodwill; (12) risks of competition, including foreign competition, in our existing and future markets; and (13) risks related to market conditions associated with our share repurchase program; (14) the other factors discussed in the section titled “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.  We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you.  Accordingly, readers should not place undue reliance on those statements.  All forward-looking statements are based upon information available to us on the date hereof.  All forward-looking statements are made only as of the date hereof and we undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Berry Global Group, Inc.
Consolidated Statements of Income
(Unaudited)
(in millions of dollars, except per share data amounts)
	Quarterly Period Ended
	January 1, 2022	January 2, 2021

Net sales	$3,573	$3,136
Costs and expenses:
Cost of goods sold	3,038	2,518
Selling, general and administrative	235	241
Amortization of intangibles	68	74
Restructuring and transaction activities	3	(1)
Operating income	229	304

Other expense, net	-	25
Interest expense, net	71	97
Income before income taxes	158	182
Income tax expense	37	52
Net income	$121	$130

Net income per share:
Basic	$0.89	$0.97
Diluted	0.87	0.96

Outstanding weighted-average shares: (in millions)
Basic	135.4	133.6
Diluted	138.9	135.7

Berry Global Group, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
 (in millions of dollars)
	January 1, 2022	October 2, 2021
Assets:
Cash and cash equivalents	$582	$1,091
Accounts receivable	1,828	1,879
Inventories	2,041	1,907
Other current assets	237	217
Property, plant, and equipment	4,672	4,677
Goodwill, intangible assets, and other long-term assets	7,981	8,111
Total assets	$17,341	$17,882

Liabilities and Stockholders' Equity:
Current liabilities, excluding debt	$2,644	$3,165
Current and long-term debt	9,431	9,460
Other long-term liabilities	1,972	2,077
Stockholders’ equity	3,294	3,180
Total liabilities and stockholders' equity	$17,341	$17,882

Berry Global Group, Inc.
   Condensed Consolidated Statements of Cash Flows
(Unaudited)
 (in millions of dollars)
	Quarterly Period Ended
	January 1, 2022	January 2, 2021

Cash flows from operating activities:
Net income	$121	$130
Adjustments to reconcile net cash provided by operating activities:
Depreciation	143	141
Amortization of intangibles	68	74
Non-cash interest	3	8
Deferred income tax	(12)	(19)
Share-based compensation expense	21	21
Other non-cash operating activities, net	(8)	5
Changes in working capital	(640)	(45)
Net cash from operating activities	(304)	315

Cash flows from investing activities:
Additions to property, plant, and equipment, net	(162)	(162)
Divestiture of businesses	-	140
Net cash from investing activities	(162)	(22)

Cash flows from financing activities:
Repayments on long-term borrowings	(5)	(985)
Proceeds from long-term borrowings	-	750
Proceeds from issuance of common stock	16	7
Debt financing costs	-	(6)
Repurchase of common stock	(51)	-
Net cash from financing activities	(40)	(234)
Effect of currency translation on cash	(3)	38
Net change in cash and cash equivalents	(509)	97
Cash and cash equivalents at beginning of period	1,091	750
Cash and cash equivalents at end of period	$582	$847

Berry Global Group, Inc.
Condensed Consolidated Financial Statements
Segment Information
(Unaudited)
(in millions of dollars)
	Quarterly Period Ended January 1, 2022
	Consumer Packaging - International	Consumer Packaging- North America	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$1,056	$852	$818	$847	$3,573

Operating income	$69	$46	$62	$52	$229
Depreciation and amortization	82	54	45	30	211
Restructuring and transaction activities (1)	2	1	(1)	1	3
Other non-cash charges	—	5	5	4	14
Operating EBITDA	$153	$106	$111	$87	$457

	Quarterly Period Ended January 2, 2021
	Consumer Packaging - International	Consumer Packaging - North America	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$988	$686	$740	$722	$3,136

Operating income	$76	$59	$96	$73	$304
Depreciation and amortization	84	56	45	30	215
Restructuring and transaction activities (1)	3	1	—	(5)	(1)
Other non-cash charges	7	5	4	5	21
Operating EBITDA	$170	$121	$145	$103	$539

(1)	Primarily includes transaction activity costs related to the RPC acquisition.

Note: For comparison purposes to the December 2020 quarter, Operating EBITDA margins for the quarterly period ended January 1, 2022 would be increased by 320 basis points (to 16.0%) when adjusted for the impact of inflation on net sales of $706 million.

Berry Global Group, Inc.
Reconciliation Schedules
(Unaudited)
(in millions of dollars, except per share data)
	Quarterly Period Ended
	January 1, 2022	January 2, 2021

Net income	$121	$130
Add: other expense	—	25
Add: interest expense	71	97
Add: income tax expense	37	52
Operating income	$229	$304

Add: restructuring and transaction activities	3	(1)
Add: other non-cash charges	14	21
Adjusted operating income (2)	$246	$324

Add: depreciation	143	141
Add: amortization of intangibles	68	74
Operating EBITDA (2)	$457	$539

Cash flow from operating activities	$(304)	$315
Net additions to property, plant, and equipment	(162)	(162)
Free cash flow (2)	$(466)	$153

Net income per diluted share	$0.87	$0.96
Other expense, net	—	0.18
Restructuring and transaction activities	0.02	(0.01)
Amortization of intangibles from acquisitions (1)	0.49	0.55
Adjustment for additional days in prior year quarter	—	(0.02)
Income tax impact on items above	(0.13)	(0.18)
Adjusted net income per diluted share (2)	$1.25	$1.48

Estimated Fiscal 2022
Cash flow from operating activities	$1,700 - 1,800
Additions to property, plant, and equipment	(800)
Free cash flow (2)	$900 - 1,000

(1)	Amortization of intangibles from acquisition will be added back for fiscal year 2022 and going forward to better align our calculation of adjusted EPS with peers.
(2)
Supplemental financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).  These non-GAAP financial measures should not be considered as alternatives to operating or net income or cash flows from operating activities, in each case determined in accordance with GAAP.  Organic sales growth excludes the impact of currency translation effects and acquisitions.  These non-GAAP financial measures may be calculated differently by other companies, including other companies in our industry, limiting their usefulness as comparative measures.  Berry’s management believes that adjusted net income and other non-GAAP financial measures are useful to our investors because they allow for a better period-over-period comparison of operating results by removing the impact of items that, in management’s view, do not reflect our core operating performance.

We define “free cash flow” as cash flow from operating activities less additions to property, plant, and equipment.  We believe free cash flow is useful to an investor in evaluating our liquidity because free cash flow and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company’s liquidity.  We also believe free cash flow is useful to an investor in evaluating our liquidity as it can assist in assessing a company’s ability to fund its growth through its generation of cash.

Adjusted EBITDA is used by our lenders for debt covenant compliance purposes.  We also use Adjusted EBITDA and Operating EBITDA among other measures to evaluate management performance and in determining performance-based compensation.  Adjusted EBITDA and Operating EBITDA and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company’s performance.  We also believe EBITDA and Adjusted net income are useful to an investor in evaluating our performance without regard to revenue and expense recognition, which can vary depending upon accounting methods.

Company Contact:
Dustin Stilwell
Director, Head of Investor Relations
+1 (812) 306 2964
ir@berryglobal.com

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